Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We consent to the use of our report dated February 25, 2008, except as to notes 1, 4, 5, 10, 12 and 16, which are as of November 21, 2008, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule of real estate and accumulated depreciation, which report appears in the Current Report on Form 8-K of Host Hotels & Resorts, Inc. filed November 21, 2008. We also consent to the use of our report with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the Annual Report on Form 10-K of Host Hotels & Resorts, Inc. for the year ended December 31, 2007. Our reports have been incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Our report with respect to the consolidated financial statements and schedule of real estate and accumulated depreciation makes reference to the Company changing its method of accounting for contingences related to income taxes in 2007 due to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

McLean, Virginia
November 21, 2008